Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus that constitutes a part of the Registration Statement on Form S-3 of Kiora Pharmaceuticals, Inc. (the “Company”) of our report dated March 25, 2025, relating to our audit of the Company’s consolidated financial statements as of December 31, 2024 and 2023, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
September 15, 2025